August  10,  2000

Poker.com,  Inc.
#1502  -  1166  Alberni  Street
Vancouver,  British  Columbia
Canada  V6E  3Z3

Gentlemen:

Re:  Poker.com,  Inc.  -  Form  S-8  Registration
-------------------------------------------------

          We have acted as counsel to Poker.com, Inc.(the "Company") for the purpose of rendering this opinion. We have examined originals or copies of:

(a)     The  Plan  (as  hereafter  defined);

(b) a resolution of the Company's directors dated October 27, 1999 approving the Plan;

(c)     Articles  of  Incorporation  and  By-Laws  of  the  Company;

(d) Certificate of Status dated August 10, 2000 from the Florida Secretary of State (the "Certificate of Status"); and

(e)     the  minute  books  of  the  Company,

(the  "Documents").

          We have assumed the genuineness of all signatures on the Documents, the authenticity of all documents submitted to us as originals and the conformity with their originals of all documents submitted to us as copies.
          In connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 470,000 shares of the Company's Common Stock, to be offered under the Company's 1998 Stock Option Plan (the "Plan"), and based on a review of the Documents, we are of the opinion that:

1. The Company is a corporation organized and existing under the laws of the State of Florida and is in good standing with respect to the filing requirements of its annual reports.

2. All necessary corporate action has been taken to authorize the establishment of the Plan with a resolution authorizing the issuance of 470,000 shares of the Company's Common Stock under the Plan.

3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be issued as fully paid non-assessable shares of Common Stock of the Company.

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          Our  opinion  expressed  in  paragraph  1  is  based  solely  upon the
Certificate  of  Status.

          In respect of the opinion expressed in paragraph 2, we have assumed that the corporate authority granted to corporations under the corporate laws of the state of Florida are the same as the corporate authority granted to corporations under the laws of the state of California.

          We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

          We are qualified to practice law only in the Province of British Columbia and the State of California and we express no opinion herein as to laws other than the laws of the said jurisdictions and the federal laws of Canada and the United States applicable therein as of the date hereof. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

                                        Yours  truly,

                                        CLARK,  WILSON